Exhibit 4.11

Contract No.: YCTCZHILI202606040001

Transit Warehouse Storage Service and Equipment Loading/Unloading Agreement

Party A: Yancheng TC-Link Logistics Co., Ltd.

Party B: Jiangsu Xingkai Supply Chain Management Co., Ltd.

Party B is engaged by Party A to establish an equipment storage site (referred to in this Agreement as the “Transit Warehouse”) within the internal yard of Sheyang Port Area, Sheyang County, Yancheng City, Jiangsu Province, and is responsible for the custody, loading, and unloading of goods stored in the Transit Warehouse or goods designated by Party A. Following friendly negotiation, the parties have reached the following agreement:

I. Information Regarding the Transit Warehouse

●	Specific location of the Transit Warehouse: the internal yard of Sheyang Port Area, Sheyang County, Yancheng City, Jiangsu Province.
●	Distance from the Transit Warehouse to the entry gate: 1.00 kilometer.
●	Area of the Transit Warehouse: 40,000.00 square meters.
●	Capacity of the Transit Warehouse: 20 sets of blades (estimated).
●	Service period of the Transit Warehouse: April 20, 2026 to April 19, 2027.
●	Key note: One month before the expiration of the Transit Warehouse term, Party B must notify Party A, and Party A will determine whether to renew the lease based on project progress. If renewal is required, the parties must sign a separate contract confirming the renewal term.

II. Transit Warehouse Fees

Price Item	Unit	Price (RMB) (tax excluded)	Remarks
Storage service fee	RMB/month	200,000.00	—

Note: All of the above prices are exclusive of tax.

III. Fees and Settlement Method

1.	Party B shall confirm with Party A the amount to be paid in accordance with the fee standards under this Agreement, and shall issue a qualified, genuine, and valid special VAT invoice. Party A shall make payment within 45 business days after receiving Party B’s qualified invoice, in accordance with the method agreed by the parties. Where Party B is responsible for and/or required to pay liquidated damages or compensation under the parties’ agreement, Party A is entitled to deduct the corresponding amount at the time of settlement; if Party B objects to the deducted amount, it must raise the objection in writing before Party A makes payment, failing which it will be deemed to have no objection.

2.	Settlement deadline: Starting from the expiration of the Transit Warehouse contract, Party B must submit all yard fee reconciliations or payment requests within 6 months, and must submit reconciliations or written payment requests for other additional fees within 6 months. If Party B fails to do so within this period, it will be deemed that Party B no longer requires Party A to pay such fees, and Party A shall have the right to no longer settle such fees.

IV. Leasing and Management of the Site

Party B shall lease the corresponding site in accordance with Party A’s engagement and the “Transit Warehouse Construction and Management Standards,” and shall establish and maintain the Transit Warehouse and provide custody and other storage services. Before leasing the relevant site, Party B shall carefully review the qualifications of the site of the lessor and whether it has the right to lease out the site (including but not limited to confirming that the lessor is the owner of the site or, throughout the term of this Agreement, is the rightful user of the site, that the lessor has the right to decide on leasing matters and is a qualified party to provide site leasing services, that the site is free of any mortgage or ownership dispute, and that the site is sufficient and suitable for the storage of Party A’s goods). Only after confirming that the lessor is a lawful and authorized lessor (i.e., genuinely possesses lawful leasing rights) and that the site is suitable to be designated as a Transit Warehouse shall Party B enter into a lease contract with the lessor. Any dispute between Party B and a third party arising from matters related to the site lease shall be actively handled and properly resolved by Party B and is unrelated to Party A; any legal liability or economic loss caused to Party A as a result of a dispute between Party B and a third party shall be borne and compensated by Party B.

Where Party A or Party B is subject to administrative penalties due to non-compliance related to the site or the site lease (e.g., in respect of fire safety), such liability shall be borne by Party B; if Party A incurs legal liability or economic loss as a result, Party B shall compensate Party A, and Party A is entitled to deduct such amount from the Transit Warehouse fees. During the agreed term of use of the Transit Warehouse, if, for any reason other than Party A’s fault, the original site can no longer continue to be leased, Party B must, as required, find a new site and bear the corresponding leasing and relocation costs.

V. Safety and Security Measures

Party B shall implement proper safety and security measures for the Transit Warehouse, including erecting walls or fences around the perimeter of the Transit Warehouse, installing safety warning signs, and preventing unauthorized vehicles and personnel from entering the Transit Warehouse. Party B shall also install high-definition video surveillance, with a video retention period of no less than 8 weeks. Party B shall be equipped with firefighting equipment meeting national, local, and industry standards, sufficient to cover and protect all of Party A’s goods on-site, shall regularly update and maintain such firefighting equipment and keep records of such maintenance, and shall carry out fire and theft prevention work, prohibiting any person from smoking or performing other hot work near the stored equipment. Any losses caused by theft or fire shall be borne by Party B. Sufficiently conspicuous warning signs and certain barriers shall be placed on and around the equipment to prevent personal injury or death; if any personal injury or death occurs, Party B shall be responsible for compensating all resulting losses.

VI. Drainage and Flood Prevention

The Transit Warehouse shall have effective drainage measures excavated and shall be equipped with flood-emergency supplies such as water pumps, flood barriers, and sandbags, with such emergency supplies inspected regularly and inspection records kept. Party B shall ensure there is no standing water after rain, to avoid water ingress into equipment and difficulties in loading/unloading after rain. Any additional costs arising from damage to internal equipment components or loading/unloading difficulties caused by inadequate drainage facilities shall be borne by Party B.

VII. Typhoon and Flood Preparedness

Party B shall prepare in advance for typhoons and floods, including relevant emergency supplies and materials, and shall, based on weather forecasts and actual site conditions, be ready at all times to reinforce, relocate, or further package Party A’s goods, in order to prevent damage or loss of the goods due to typhoons, severe convective weather, strong winds, rainstorms, sandstorms, or geological factors such as landslides or mudslides. If the goods are damaged or lost due to natural factors, Party B shall bear full compensation liability to Party A based on the fair value of the goods.

VIII. Party A’s Right of Inspection

Party A has the right to send personnel at any time to inspect and record whether Party B has actually, promptly, and fully performed its obligations regarding the custody of goods, loading and unloading of goods, leveling of the site, and similar matters, including but not limited to whether Party B has assigned at least 2 people to guard Party A’s goods and whether it has equipped sufficient safety and anti-theft equipment or facilities. If Party B fails to fully perform such obligations on two occasions, Party B shall pay Party A liquidated damages of RMB 20,000 for each nonconforming item; if Party B fails to fully perform such obligations on three or more occasions, Party A shall have the right to unilaterally terminate this Agreement and to pursue liquidated damages of RMB 20,000 for each instance from the third occurrence onward.

IX. Loss or Damage of Equipment Due to Third-Party Responsibility

If equipment in the Transit Warehouse is lost, damaged, or destroyed due to the responsibility of any third party, Party B shall first bear liability for the loss to Party A and shall separately pursue recovery from the third party. Party B shall conduct a monthly inventory of the equipment in the yard by the 3rd day of each month and report the results to Party A’s designated contract execution officer. Party B shall accept periodic or ad hoc inspections by Party A. If concealment, false reporting, or misreporting of information results in discrepancies between records and actual inventory, Party A has the right to require Party B to pay RMB 20,000 as liquidated damages for each nonconforming item; if the liquidated damages are insufficient to cover Party A’s losses, Party A has the right to continue seeking compensation from Party B.

X. Provision of Documentation; Liability for Acts of Third Parties

Party B is obligated to provide Party A with contracts signed with third parties, as well as third parties’ identity documents, qualification certificates, documents evidencing title to the Transit Warehouse, and other materials related to the performance of this Contract. Any consequences caused by the vehicles, equipment, or personnel of Party B or Party B’s employers, principals, or other cooperating parties shall be borne by Party B; if this results in injury to Party A’s personnel or damage to Party A’s equipment, all resulting losses and costs shall be borne by Party B. Party B is obligated to understand in advance the characteristics of and precautions relating to the goods entrusted by Party A for transport and storage, and to select appropriate storage sites, transport equipment, and personnel. If Party B fails to exercise the corresponding duty of care, it shall compensate Party A for all losses caused as a result.

XI. Breach of Contract

Except where affected by force majeure, neither party shall breach this Agreement. Otherwise, the breaching party shall pay the other party RMB 20,000 as liquidated damages. If the above liquidated damages are insufficient to cover the non-breaching party’s losses, the non-breaching party has the right to demand compensation from the breaching party.

XII. Offset Rights

For any economic compensation liability or outstanding debt owed by Party B to Party A under this Agreement, Party A has the right to directly deduct the corresponding amount from any payables due under this Agreement or other agreements between the parties.

XIII. Amendments and Supplementary Agreements

Any other agreement signed during this period that conflicts with the provisions of this Agreement, as well as any amendment or supplement to the content of this Agreement, must be made in writing. Appendices and supplementary agreements have the same legal effect as this Agreement.

XIV. Governing Law and Dispute Resolution

Matters not addressed in this Agreement shall, absent a written supplementary agreement between the parties, be handled in accordance with the Civil Code. Disputes arising from this Agreement shall be resolved through negotiation between the parties; if negotiation and mediation fail, either party may file a lawsuit with the people’s court having jurisdiction over Party A’s domicile.

XV. Amendment and Termination by Party A

After this Agreement takes effect, Party A has the right to request that Party B agree to amend the Agreement based on Party A’s own circumstances and needs, and Party B shall cooperate. If Party A cancels use of the Transit Warehouse due to its own needs, it has the right to terminate the Contract, which will be terminated upon Party B’s receipt of the termination notice; however, Party A must notify Party B one month in advance and shall pay Party B the rent actually accrued for the period used. If Party B fails to notify Party A in writing one month before expiration of the Transit Warehouse term and this causes loss to Party A, such loss shall be borne by Party B (including but not limited to costs incurred by Party A in seeking a temporary or replacement Transit Warehouse storage and loading/unloading service provider, cargo transportation costs, and any portion by which a replacement supplier’s quote exceeds the price under this Agreement).

XVI. Counterparts and Effectiveness

This Agreement is executed in duplicate, with each party retaining one copy, each copy having equal legal effect, and the Agreement taking effect upon being sealed by both parties. The term of the Agreement remains effective until the project is completed, Party B has fully performed all obligations under this Agreement, and the parties’ financial settlement has been completed, terminating on the day following completion of such settlement.

Signature Block

Shipper (Party A): Yancheng Tiancheng Zhilian Logistics Co., Ltd.

Telephone:

Bank: Bank of China, Yancheng Chengdong Sub-branch, Business Department

Account No.:

Tax ID:

Address: No. 18, Building 1, South Xiwang Road, Yancheng Economic and Technological Development Zone

Company Seal: (Seal)

Carrier (Party B): Jiangsu Xingkai Supply Chain Management Co., Ltd.

Address: Shehe Village, Gongxing Community, Funing County

Bank: Jiangsu Funing Rural Commercial Bank Co., Ltd.,

Account No.:

Tax ID:

Company Seal: (Seal)